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                                                                    Exhibit 10.8


                              TRANSITION AGREEMENT

      It is hereby agreed by and between Thomas M. Palka ("Mr. Palka") and Netegrity, Inc. (the "Company"), for good and sufficient consideration more fully described below, that:

      1. EMPLOYMENT STATUS. Mr. Palka and the Company agree that Mr. Palka will resign his employment with the Company effective on a mutually agreed future date, or such earlier date if this Transition Agreement is terminated in accordance with paragraph 2 hereof (the "Resignation Date"). Mr. Palka agrees to provide to the Company a written resignation letter upon the Resignation Date. Mr. Palka and the Company further agree that they will execute the Consulting Agreement annexed hereto as Exhibit A ("Consulting Agreement") at the time they execute this Transition Agreement. This Consulting Agreement shall not be effective if (a) Mr. Palka revokes his acceptance of this Transition Agreement as provided in paragraph 9 hereof or the Consulting Agreement as provided in paragraph 11(c) thereof; or (b) the Company terminates this Transition Agreement and Mr. Palka's employment thereunder as provided in paragraph 2.1 hereof. During the period beginning on the Effective Date and ending on the Resignation Date (the "Employment Period"), Mr. Palka will dedicate his full time and best efforts to promote the business and best interests of the Company, and shall perform his duties in a competent and professional manner.

      2. TERMINATION.

      2.1 Notwithstanding the foregoing, this Agreement may be terminated by the Company for "Cause" prior to the Resignation Date. "Cause," for purposes of this Agreement (and the Consulting Agreement) shall mean termination by the Company on account of Mr. Palka's:

            (a) commission of an act of fraud, embezzlement, misappropriation or theft;

            (b) commission of a felony or other crime, or pleading nolo contendre for a felony or other crime;

            (c) commission of an unauthorized or wrongful disclosure or use of confidential, proprietary and/or trade secret information belonging to the Company or its clients;

            (d) refusal or failure to perform the duties and responsibilities assigned by the Company; and

            (e) breach of any part of this Transition Agreement (including the Consulting Agreement). Upon termination for Cause, the Company shall have no further obligation under this Transition Agreement, and the Consulting Agreement shall be null and void. Mr. Palka's obligations pursuant to Section 3 hereof shall survive termination or expiration of this Transition Agreement.

      2.2 The Company may terminate this Transition Agreement, and Mr. Palka's employment thereunder, at any time without cause.

      3. CONFIDENTIALITY. Mr. Palka agrees to keep the terms of this Transition Agreement confidential and not divulge or publish, directly or indirectly, any information regarding the terms, existence or negotiations of this Transition Agreement to any person or organization except as provided in this Section. Mr. Palka may make voluntary disclosure of the terms of this Transition Agreement only to his immediate family, accountants, and attorneys. However, this provision will not interfere with any obligation Mr. Palka may have to respond to a properly issued and served subpoena or legal process.
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      4. ENTIRE AGREEMENT. This Transition Agreement and the Consulting
Agreement sets forth the complete, sole and entire agreement between the parties and supersedes all prior agreements, communications, understandings, representations and negotiations between the parties, whether oral or written, except for the Netegrity 1994 Stock Option Plan, the Netegrity 1997 Stock Option Plan, the Netegrity 2000 Stock Option Plan, and the stock option agreements between Mr. Palka and the Netegrity, Inc. Non-Competition, Non-Disclosure and Inventions Agreement between Mr. Palka and the Company dated 10/12/01, which shall continue in full force and effect in accordance with their respective terms. This Transition Agreement may not be changed, amended or modified except upon the express written consent of all parties.

      5. SEVERABILITY AND CONSTRUCTION. In the event that any provision of this Transition Agreement is determined to be legally invalid, the affected provision will be stricken from this Transition Agreement, and the remaining terms of this Transition Agreement and its enforceability will remain unaffected thereby.

      6. ASSIGNABILITY. Mr. Palka may not assign any of his rights or delegate any of his duties or obligations under this Transition Agreement. The rights and obligations of the Company under this Transition Agreement shall inure to the benefit of the successors and assigns of the Company, provided such successors and assigns of the Company agree to be bound by the terms hereof.

      7. GOVERNING LAW. The interpretation and enforcement of this Agreement will be governed by the laws of the Commonwealth of Massachusetts, and shall be considered a sealed instrument thereunder.

      8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

      9. EFFECTIVE DATE. For a period of seven (7) days following Mr. Palka's execution of this Transition Agreement, he may revoke his acceptance of it, and if he does so, this Transition Agreement (including the Consulting Agreement) shall not become legally effective or enforceable. The eighth day following Mr. Palka's execution of this Transition Agreement shall be the Effective Date, provided Mr. Palka has not revoked his acceptance of it.

      IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the dates set forth below.

NETEGRITY, INC.                                    Thomas M. Palka

By: /s/ Barry N. Bycoff                            /s/ Thomas M. Palka
        ---------------                                ---------------
        Barry N. Bycoff
President, Chief Executive Officer,



Dated: September 6, 2002                           Dated: September 6, 2002


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